Exhibit 5.2

March 18, 2011

SITEL, LLC,

Sitel Finance Corp. and

National Action Financial Services, Inc.

3102 West End Avenue

Two American Center, Suite 1000

Nashville, Tennessee 37203

Re: Registration	Statement on Form S-4 – SITEL Worldwide Corporation 11.5% Senior Notes due 2018

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel in the State of Georgia (the “State”) to National Action Financial Services, Inc., a Georgia corporation (the “Georgia Guarantor”), in connection with the Georgia Guarantor’s guarantee of obligations of SITEL, LLC, a Delaware limited liability company, and Sitel Finance Corp., a Delaware corporation (SITEL, LLC and SITEL Finance Corp. are individually referred to as an “Issuer” and collectively as the “Issuers”), under the $300,000,000 in aggregate principal amount of 11.5% Senior Notes Due 2018 (the “Exchange Notes”), to be issued by the Issuers under that certain Indenture, dated as of March 18, 2010 (the “Indenture”), among the Issuers, SITEL Worldwide Corporation, a Delaware corporation (the “Parent”) and the subsidiaries of the Parent identified as Guarantors therein (including the Georgia Guarantor) (with the Parent, the “Guarantors”), and U.S. Bank National Association, as trustee (“Trustee”). The Exchange Notes and the guarantees of the Guarantors will be issued for (i) an equal principal amount of Issuers’ 11.5% Senior Notes Due 2018 and (ii) the related guarantees. The Exchange Notes are covered by the Registration Statement on Form S-4, and any amendments thereto (collectively, the “Registration Statement”), filed by the Parent with the United States Securities and Exchange Commission (the “Commission”) on March 18, 2011, under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations under the Securities Act.

I.	DOCUMENTS REVIEWED AND DEFINED TERMS

A.      Transaction Documents.     For the purpose of rendering this opinion, we have reviewed copies of the following documents only (the “Transaction Documents”):

(1)	The Indenture (including the guarantee of the Georgia Guarantor contained therein); and

SITEL, LLC,

SITEL Finance Corp. and

National Action Financial Services, Inc.

March 18, 2011

(2)	the form of the Exchange Notes attached to the Indenture.

B.     Corporate Documents. We have also examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents (the “Corporate Documents”):

(1)	The Georgia Guarantor’s Articles of Incorporation, as amended to date, as certified by the Secretary of State of Georgia on March 16, 2011;

(2)	The Georgia Guarantor’s By-laws, as amended to date;

(3)	Resolutions adopted by the Georgia Guarantor relating to the authorization, execution and delivery by the Georgia Guarantor of the Guarantee and the other Transaction Documents and the consummation of the transactions contemplated by the Guarantee and the other Transaction Documents;

(4)	Certificate of Existence, dated March 16, 2011, for the Georgia Guarantor, issued by the Secretary of State of Georgia (“Certificate of Existence”); and

(5)	Certificate of the officers of the Georgia Guarantor with respect to the foregoing documents and other factual matters (“Support Certificate”).

The Corporate Documents listed in paragraphs (1)-(3) are referred to as the “Company’s Organizational Documents.”

II.	ASSUMPTIONS

We do not regularly represent the Georgia Guarantor and we have been retained solely for the purpose of rendering this opinion in connection with the Transaction Documents.

We have made no independent investigation as to factual matters, except as expressly stated herein. With respect to factual matters, and without independent investigation, we have relied upon and assumed the accuracy and completeness of (i) the Support Certificate, (ii) certificates and other documents obtained from public officials, and (iii) the representations and warranties contained in the Transaction Documents. We use the terms “to our knowledge,” “to the best of our knowledge,” “as known to us,” “as far as we know,” and similar terms to indicate that we have not made any inquiry or investigation into factual matters, and that our opinions are therefore limited in scope and based solely on the actual

SITEL, LLC,

SITEL Finance Corp. and

National Action Financial Services, Inc.

March 18, 2011

knowledge of Brian T. Nash, Craig Bradley and Dominick Moore, the only attorneys in our firm who have been actively involved in the review of the Transaction Documents or the preparation of this opinion.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic, or conformed copies, and the authenticity of the originals of such documents. We also have assumed the due authorization, execution and delivery of all documents to be delivered by all parties other than the Georgia Guarantor, and the validity and binding effect of those documents with respect to any such party.

In rendering our opinions, we have, with your permission, made and relied on the following additional assumptions:

(a)        The Georgia Guarantor’s execution, delivery or performance of the Guarantee will not breach, violate, conflict with or constitute a default under any agreement (other than the Indenture), contract or obligation of the Georgia Guarantor.

(b)        The receipt or making of any consent, approval, order or authorization of, and the effectiveness of any registration or filing with, any third party or governmental body that is required to be received or made by any party in connection with the execution and delivery of the Exchange Notes or Indenture or the consummation of the transactions contemplated thereby, including without limitation the Registration Statement.

III.	OPINIONS

Based upon the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that:

1.        Based solely on the Certificate of Existence, and as of the date thereof, the Georgia Guarantor is a corporation validly existing and in good standing under the laws of the State.

2.        The Georgia Guarantor has the corporate power and authority to guarantee the Exchange Notes pursuant to the terms of the Indenture.

3.        The Georgia Guarantor has taken all necessary corporate action to authorize the Georgia Guarantor’s guarantee of the Exchange Notes pursuant to the Indenture.

SITEL, LLC,

SITEL Finance Corp. and

National Action Financial Services, Inc.

March 18, 2011

4.        The Georgia Guarantor has duly executed and delivered the Indenture.

IV.	QUALIFICATIONS AND LIMITATIONS

Our opinions are limited by and subject to the following:

(a)        Our opinions are based solely upon the laws of the State. We express no opinion concerning the laws of any other jurisdiction or whether such laws may apply, under a conflict of laws analysis or otherwise. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder.

(b)        We express no opinion as to the enforceability of any of the provisions of the Transaction Documents.

(c)        We express no opinion as to any matter not specifically stated to be and numbered as an opinion, and we undertake no obligation to advise you of legal or factual changes affecting this opinion that occur after the date of this letter.

This opinion is for your benefit in connection with the transactions contemplated by the Transaction Documents and may be relied upon only by you and other persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the related prospectus. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ STITES & HARBISON, PLLC

STITES & HARBISON, PLLC